UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 8 to

SCHEDULE TO

(RULE 14d-100)

TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)

OF THE SECURITIES EXCHANGE ACT OF 1934.

HUTCHINSON TECHNOLOGY INCORPORATED

(Name of Subject Company (Issuer) and Filing Person (as Offeror))

3.25% Convertible Subordinated Notes due 2026

8.50% Convertible Senior Notes due 2026

(Title of Class of Securities)

448407AF3

448407AG1

(CUSIP Number of Class of Securities)

David P. Radloff

Vice President and Chief Financial Officer

Hutchinson Technology Incorporated

40 West Highland Park Drive NE

Hutchinson, MN 55350

Telephone (320) 587-3797

(Name, address, and telephone number of person authorized to receive notices and communications on behalf of filing persons)

with copies to:

David M. Vander Haar, Esq.

Peggy Steif Abram, Esq.

Faegre Baker Daniels LLP

2200 Wells Fargo Center

90 South Seventh Street

Minneapolis, MN 55402

Phone: (612) 766-7000

Fax: (612) 766-1600

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee:**
$95,284,000	$8,298.52

*	The transaction valuation is $95,284,000 (the sum of the maximum aggregate principal amount of New Notes (as defined below) to be exchanged for Outstanding 3.25% Notes (as defined below) ($68,618,000) and the maximum aggregate principal amount of Outstanding 8.50% Notes (as defined below) to be purchased ($26,666,000). The Company is also offering to purchase up to $34,685,000 aggregate principal amount of Outstanding 3.25% Notes, which is not reflected separately in the transaction valuation because the $68,618,000 aggregate principal amount of New Notes included in the transaction valuation assumes that all Outstanding 3.25% Notes outstanding have been tendered for exchange and none have been tendered for purchase.

**	The filing fee was estimated pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and is based on the sum of the book values of the Outstanding 3.25% Notes ($72,243,000). The filing fee has been offset as provided in Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, by the registration fees paid under Section 6(b) of the Securities Act of 1933, as amended, with respect to the transaction.

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $8,298.52

Form or Registration No.: Form S-1 (File No. 333-179384)

Filing Party: Hutchinson Technology Incorporated

Date Filed: February 6, 2012

☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

☐	Check the appropriate boxes below to designate any transactions to which the statement relates:

☐	third-party tender offer subject to Rule 14d-1.	☐	going-private transaction subject to Rule 13e-3.
☒	issuer tender offer subject to Rule 13e-4.	☐	amendment to Schedule 13D under Rule 13d-2.

☒	Check the box if the filing is a final amendment reporting the results of the tender offer.

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

INTRODUCTORY STATEMENT

This Amendment No. 8 to Tender Offer Statement on Schedule TO (“Schedule TO”) filed by Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), relates to Offers (as defined below) upon the terms and subject to the conditions described in the prospectus and offer to purchase dated March 27, 2012 (as it was supplemented on March 28, 2012 the “Prospectus”) and set forth in the related letters of transmittal. More specifically, the Company:

(1) offered to exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Outstanding 3.25% Notes”) held by holders for a new series of 8.50% Senior Secured Second Lien Notes due 2017 (the “New Notes”), in an amount equal to $900 principal amount of New Notes for each $1,000 principal amount of Outstanding 3.25% Notes exchanged (the “Exchange Option”),

(2) offered to purchase for cash up to $34,685,000 aggregate principal amount of its Outstanding 3.25% Notes held by holders, in an amount equal to $800 in cash for each $1,000 principal amount of Outstanding 3.25% Notes tendered (the “Tender Option” and, together with the Exchange Option, the “3.25% Tender/Exchange Offer”), and

(3) offered to purchase for cash up to $26,666,000 aggregate principal amount of its 8.50% Convertible Senior Notes due 2026 (the “Outstanding 8.50% Notes”) held by holders, in an amount equal to $750 in cash for each $1,000 principal amount of Outstanding 8.50% Notes tendered (the “Outstanding 8.50% Notes Tender Offer” and, together with the 3.25% Tender/Exchange Offer, the “Offers”).

The Prospectus forms a part of the Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-179384) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 23, 2012 (the “Registration Statement”), relating to the New Notes that were issued in connection with the 3.25% Tender/Exchange Offer. The Prospectus and the related letters of transmittal are filed as Exhibits (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) hereto, respectively, and are incorporated by reference herein to the extent provided herein. The Supplement to Offer to Purchase, dated March 28, 2012, is filed as Exhibit (a)(1)(xii) hereto and is incorporated by reference herein to the extent provided herein. The Offers commenced on February 6, 2012. The 3.25% Tender/Exchange Offer expired at 9:00 a.m., New York City time, on March 28, 2012. The Outstanding 8.50% Notes Tender Offer expired at 9:00 a.m., New York City time, on April 12, 2012.

This Schedule TO is being filed in satisfaction of the reporting requirements of Rules 13e-4(b)(1) and 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended. This Schedule TO is hereby amended and supplemented by this Amendment No. 8 to the Schedule TO as follows:

Item 4.	Terms of the Transaction.

Item 4(a) of the Schedule TO is hereby amended and supplemented by adding the following:

The Outstanding 8.50% Notes Tender Offer expired at 9:00 a.m., New York City time, on April 12, 2012. The Company announced the results of the Outstanding 8.50% Notes Tender Offer on April 12, 2012. The full text of the Company’s press release relating to the announcement of the expiration and results of the Outstanding 8.50% Notes Tender Offer is filed as Exhibit(a)(1)(xiii) hereto and is incorporated herein by reference.

Item 12.	Exhibits.

See the Exhibit Index immediately following the signature page.

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: April 12, 2012	HUTCHINSON TECHNOLOGY INCORPORATED

	By:	/s/ David P. Radloff
David P. Radloff
Vice President and Chief Financial Officer

EXHIBIT INDEX

(a)(1)(i)	Prospectus, dated March 27, 2012 (incorporated by reference as filed with the SEC on March 28, 2012 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended).

(a)(1)(ii)	3.25% Notes Letter of Transmittal (incorporated by reference to Exhibit 99.1 to the Company’s Amendment No. 3 to Registration Statement on Form S-1, filed with the SEC on March 21, 2012; File No. 333-179384).

(a)(1)(iii)	8.50% Notes Letter of Transmittal (incorporated by reference to Exhibit 99.2 to the Company’s Amendment No. 3 to Registration Statement on Form S-1 filed with the SEC on March 21, 2012; File No. 333-179384).

(a)(1)(iv)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees (incorporated by reference to Exhibit 99.4 to the Company’s Amendment No. 3 to Registration Statement on Form S-1, filed with the SEC on March 21, 2012; File No. 333-179384).

(a)(1)(v)	Letter to Clients (incorporated by reference to Exhibit 99.5 to the Company’s Amendment No. 3 to Registration Statement on Form S-1, filed with the SEC on March 21, 2012; File No. 333-179384).

(a)(1)(vi)	Press Release, dated February 6, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on February 6, 2012 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended; File No. 1-34838).

(a)(1)(vii)	Press Release, dated January 13, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on January 13, 2012 pursuant to Rule 14d-2(b) under the Securities Exchange Act of 1934, as amended, and deemed filed pursuant to 13e-4(c) under the Securities Exchange Act of 1934, as amended; File No. 1-34838).

(a)(1)(viii)	Press Release, dated March 6, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on March 6, 2012 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended; File No. 1-34838).

(a)(1)(ix)	Press Release, dated March 12, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on March 12, 2012 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended; File No. 1-34838).

(a)(1)(x)	Press Release, dated March 20, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, filed on March 20, 2012 pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended; File No. 1-34838).

(a)(1)(xi)	Press Release, dated March 28, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on From 8-K, as filed with the SEC on March 28, 2012 (File No. 1-34838) pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(a)(1)(xii)	Supplement to Offer to Purchase, dated March 28, 2012 (filed with Amendment No. 6 to this Tender Offer Statement on Schedule TO on March 28, 2012).

(a)(1)(xiii)	Press Release, dated April 12, 2012 (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on April 12, 2012 (File No. 1-34838) pursuant to Rule 425 under the Securities Act of 1933, as amended, and deemed filed pursuant to Rule 13e-4(c) under the Securities Exchange Act of 1934, as amended).

(b)	Not applicable.

(d)(i)	Dealer Manager Agreement, dated January 10, 2011, between the Company and Citadel Securities, LLC (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-4, filed with the SEC on January 10, 2011; File No. 333-171614).

(d)(ii)	Amendment to Dealer Manager Agreement, dated January 25, 2011, between the Company and Citadel Securities, LLC (incorporated by reference to Exhibit 1.2 to the Company’s Amendment No. 1 to Registration Statement on Form S-4, filed with the SEC on January 26, 2011; File No. 333-171614).

(d)(iii)	Amended and Restated Dealer Manager Agreement, dated March 22, 2012, between the Company and Houlihan Lokey Capital, Inc. (incorporated by reference to Exhibit 1.1 to the Company’s Amendment No. 4 to Registration Statement on Form S-1, filed with the SEC on March 23, 2012; File No. 333-179384).

(d)(iv)	Indenture dated as of January 26, 2006 between the Company and LaSalle Bank National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed January 26, 2006; File No. 0-14709), and Instrument of Resignation, Appointment and Acceptance dated as of October 29, 2008 by and among the Company, LaSalle Bank National Association, as prior trustee, and Wells Fargo Bank, National Association, as successor trustee.

(d)(v)	8.50% Convertible Senior Notes due 2026 Indenture, dated as of February 11, 2011, between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed February 11, 2011; File No. 1-34838).

(d)(vi)	8.50% Convertible Senior Notes Due 2026 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed February 11, 2011; File No. 1-34838).

(d)(vii)	First Supplemental Indenture, dated as of June 17, 2011, to 8.50% Convertible Senior Notes due 2026 Indenture, dated as of February 11, 2011, between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to exhibit 4.8 to the Company’s Amendment No. 3 to Registration Statement on Form S-4 filed June 17, 2011; File No. 333-173970).

(d)(viii)	Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended December 29, 2002; File No. 0-14709).

(d)(ix)	Restated Bylaws of the Company, as amended December 3, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 9, 2008; File No. 0-14709).

(d)(x)	Rights Agreement, dated as of July 29, 2010, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, dated July 30, 2010; File No. 1-34838).

(d)(xi)	Amendment No. 1 to Rights Agreement, dated as of May 6, 2011, between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed May 6, 2011; File No. 1-34838).

(d)(xii)	Amended and Restated 1996 Incentive Plan (As Amended and Restated October 10, 2008) (incorporated by reference to Exhibit 10.6 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008; File No. 0-14709).

(d)(xiii)	Form of Non-Statutory Stock Option Agreement (Employee) under the Company’s Amended and Restated 1996 Incentive Plan (As Amended and Restated October 10, 2008) (incorporated by reference to Exhibit 10.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008; File No. 0-14709).

(d)(xiv)	Form of Incentive Stock Option Agreement (Employee) under the Company’s Amended and Restated 1996 Incentive Plan (As Amended and Restated October 10, 2008) (incorporated by reference to Exhibit 10.10 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008; File No. 0-14709).

(d)(xv)	Form of Non-Statutory Stock Option Agreement (Director) under the Company’s Amended and Restated 1996 Incentive Plan (As Amended and Restated October 10, 2008) (incorporated by reference to Exhibit 10.11 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2008; File No. 0-14709).

(d)(xvi)	Form of Restricted Stock Agreement (Director) under the Company’s Amended and Restated 1996 Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed December 7, 2004; File No. 0-14709).

(d)(xvii)	Non-Employee Directors Equity Plan (incorporated by reference to Exhibit 99 to the Company’s Registration Statement on Form S-8 filed December 17, 2009; File No. 0-14709).

(d)(xviii)	Employee Stock Purchase Plan (As Amended and Restated January 20, 2011) (incorporated by reference to Appendix B to Definitive Proxy Statement on Schedule 14A filed December 10, 2010; File No. 1-34838).

(d)(xix)	2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2010; File No. 1-34838).

(d)(xx)	Form of Director Stock Option Agreement under the Company’s 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 26, 2010; File No. 1-34838)

(d)(xxi)	HTI Severance Pay Plan (As Amended and Restated March 8, 2011) (incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 27, 2011; File No. 1-34838).

(d)(xxii)	Form of Severance and Change in Control Agreement for Senior Executives (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K/A filed October 14, 2010; File No. 1-34838).

(d)(xxiii)	Form of Employee Non-Statutory Stock Option Agreement under the Company’s 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011; File No. 1-34838).

(d)(xxiv)	Form of Employee Incentive Stock Option Agreement under the Company’s 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011; File No. 1-34838).

(d)(xxv)	Form of Employee Restricted Stock Unit Award Agreement under the Company’s 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.15 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011; File No. 1-34838).

(d)(xxvi)	Form of Senior Management Restricted Stock Unit Award Agreement under the Company’s 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.16 to the Company’s Annual Report on Form 10-K for the fiscal year ended September 25, 2011; File No. 1-34838).

(d)(xxvii)	Revolving Credit and Security Agreement, between PNC Bank, National Association and the Company and Borrowers, dated September 16, 2011 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed September 21, 2011; File No. 1-34838).

(d)(xxviii)	Consent and Amendment No. 1 to Revolving Credit and Security Agreement, between PNC Bank, National Association, as agent and lender, dated February 6, 2012 (incorporated by reference to Exhibit 4.14 to the Company’s Amendment No. 1 to Registration Statement on Form S-1, filed with the SEC on February 24, 2012; File No. 333-179384)

(d)(xxix)	Second Amendment to Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 3 to the Company’s Registration Statement on Form 8-A/A, dated February 24, 2012).

(d)(xxx)	Third Amendment to Rights Agreement between the Company and Wells Fargo Bank, N.A., as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Registration Statement on Form 8-A/A, dated March 27, 2012).

(d)(xxxi)	Amendment to Consent and Amendment No. 1 to Revolving Credit and Security Agreement, between PNC Bank, National Association, as agent and lender, and the Company dated March 28, 2012 (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed April 2, 2012; File No. 1-34838).

(d)(xxxii)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Liberty Harbor Distressed Credit Opportunities Fund, L.P. (incorporated by reference to Exhibit 10.3 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxiii)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Goldman Sachs Convertible Opportunities Master Fund, L.P. (incorporated by reference to Exhibit 10.4 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxiv)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Liberty Harbor Master Fund I, L.P. (incorporated by reference to Exhibit 10.5 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxv)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Goldman Sachs Palmetto State Credit Fund, L.P. (incorporated by reference to Exhibit 10.6 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxvi)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Goldman Sachs TC Master Partnership, L.P. (incorporated by reference to Exhibit 10.7 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxvii)	Support Agreement, dated January 12, 2012, between the Company and Nakota Management LP (incorporated by reference to Exhibit 10.8 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxviii)	Support Agreement, dated January 12, 2012, between the Company and Silver Lake Credit Fund, L.P. (Tender) (incorporated by reference to Exhibit 10.9 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xxxix)	Amended and Restated Support Agreement, dated March 9, 2012, between the Company and Silver Lake Credit Fund, L.P. (Exchange and Fund) (incorporated by reference to Exhibit 10.10 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xl)	Support Agreement, dated January 12, 2012, between the Company and Palisade Capital Management, L.L.C. (incorporated by reference to Exhibit 10.11 to the Company’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on March 12, 2012; File No. 333-179384).

(d)(xli)	8.50% Senior Secured Second Lien Note Indenture, dated as of March 30, 2012, between the Company and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed April 2, 2012; File No. 1-34838)

(d)(xlii)	Intercreditor Agreement, dated as of March 30, 2012, by and between PNC Bank, National Association and Wells Fargo Bank, National Association (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed April 2, 2012; File No. 1-34838)

(d)(xliii)	Registration Rights Agreement, dated as of March 28, 2012, by and among the Company and the Buyers named therein (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed April 2, 2012; File No. 1-34838)

(d)(xliv)	Securities Purchase Agreement, dated as of March 28, 2012, by and among the Company and the Buyers named therein (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed April 2, 2012; File No. 1-34838)

(g)	Not applicable.

(h)	Not applicable.